CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) of our reports dated October 30, 2017, relating to the financial statements and financial highlights, which appear in Invesco Premier Portfolio’s (formerly Premier Portfolio), Invesco Premier Tax-Exempt Portfolio’s (formerly Premier Tax-Exempt Portfolio) and Invesco Premier U.S. Government Money Portfolio’s (formerly Premier U.S. Government Money Portfolio) Annual Reports on Form N-CSR for the year ended August 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 12, 2017